EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-100340 and 333-106320) of International Lease Finance Corporation of our report dated February 11, 2004 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Los Angeles, California

March 11, 2004